Exhibit 10.1

Execution Version

9920 Pacific Heights Blvd., Suite 150
San Diego, CA 92121
(858) 369-7100

December 23, 2025

Dear Justin,

This Employment Agreement (this “Agreement”), effective as of November 14, 2025 (the “Effective Date”), confirms the terms of your employment with Lite Strategy, Inc. (formerly known as MEI Pharma, Inc., the “Company”).

WHEREAS, you are currently employed by the Company pursuant to the terms of the Amended and Restated Employment Agreement between you and the Company, dated March 3, 2025 (the “Prior Agreement”), pursuant to which you serve as acting Chief Executive Officer, the Chief Financial Officer, and Secretary of the Company;

WHEREAS, the Company has determined that it is in the best interest of the Company to appoint you as the Chief Executive Officer of the Company, effective as of the Effective Date, alongside your current roles of Chief Financial Officer and Secretary, pursuant to the terms of this Agreement; and

WHEREAS, this Agreement supersedes and replaces the Prior Agreement, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, and intending to be legally bound hereby, you and the Company agree as follows:

1.
Employment. As of the Effective Date, the Company agrees to employ you as the Chief Executive Officer of the Company, as well as to continue to employ you as the Chief Financial Officer and Secretary, in each case with the duties and responsibilities set forth in this Agreement. You will report to the Board of Directors of the Company (the “Board”).
2.
Term. The term of this Agreement shall commence on the Effective Date and will continue until terminated in accordance with Section 4 by you or the Company (the “Term”). During the Term, you shall devote your full time and attention to promote the business and affairs of the Company and its affiliated entities. You will perform those services customary to your positions, and such other lawful duties that may be reasonably assigned to you from time to time by the Board, provided those duties are consistent with your position and authority. The foregoing shall not be construed as preventing you from (1) serving on for profit, civic, educational, philanthropic or charitable boards or committees, with the prior written consent of the Board, and (2) managing personal, financial and legal affairs, in each case, subject to compliance with this Agreement, provided that such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of the Assignments of Section 6 below.
3.
Compensation. Your total compensation package is as follows:

a.
You will receive an annual base salary of $575,000, effective as of October 1, 2025, payable in accordance with the Company’s regular payroll practices. The annual base salary may be increased in the discretion of the Compensation Committee of the Board (the “Compensation Committee”).
b.
You will be eligible to participate in the Company’s annual bonus plan, with an annual target of 50% of base salary, for each fiscal year of the Company, starting with the fiscal year beginning July 1, 2025. The target bonus for the fiscal year beginning July 1, 2025 is $284,375. Annual bonuses shall be paid at the discretion of the Compensation Committee and may be based on the achievement of corporate and individual performance goals established by the Compensation Committee.
c.
You will be eligible to be granted options to purchase shares of the Company’s common stock or other equity grants on terms comparable to those of other senior executives of the Company, as determined by the Compensation Committee. The equity grants will be made under the Amended and Restated 2008 Stock Omnibus Equity Compensation Plan or a successor plan (the “Equity Compensation Plan”) and will have vesting and other terms and conditions at least as favorable as the annual equity grants made to other senior executives of the Company for the applicable year.
d.
You will be eligible to participate in the Company’s health, retirement, expense reimbursement and other benefit plans as in effect from time to time on terms no less favorable than those provided to other senior executives of the Company. You will receive personal time off (“PTO”) in accordance with the Company’s policies, which currently provide nine hours of PTO per pay period, as well as paid time off for sick leave and holidays on terms no less favorable than those provided to other senior executives of the Company.
4.
Termination of Employment.
a.
Voluntary Termination without Good Reason. You may terminate your employment voluntarily at any time and for any reason by providing the Board with 30 days’ advance notice (or such shorter period of notice as the Board may accept). Upon your voluntary termination of employment (other than for Good Reason as described below), you shall be eligible to receive only salary and PTO amounts that you have earned but that have not yet been paid to you as of your date of termination of employment, and vested benefits under the Company’s benefit plans.
b.
Termination Upon Death or Disability. If your employment with the Company terminates as a result of your death or Disability, you shall be eligible to receive (i) salary and PTO amounts that you have earned but that have not yet been paid to you, (ii) vested benefits under the Company’s benefit plans, and (iii) the Severance Benefits (as defined below). The Severance Benefits shall be paid as described in Section 4(d) below. In the event of your Disability, payment of the Severance Benefits shall be conditioned upon your execution of a customary release of claims in favor of the Company on a form prescribed by the Company (the “Release”).
c.
Termination for Cause. The Company may terminate your employment for Cause (as defined below) by delivering written notice of termination for Cause as of the date of the notice or a subsequent date. If your employment with the Company terminates for Cause, you shall be eligible to receive only salary and PTO amounts that you have earned but that have not yet been paid to you as of the date of termination, and vested benefits under the Company’s benefit plans.
d.
Termination by the Company Other than for Cause. The Company may terminate your employment other than for Cause. Upon your termination of employment other than for Cause, the Company will provide the following severance benefits to you (in lieu of notice) (collectively, the “Severance Benefits”):
i.
12 months of your annual base salary in effect at the time of termination, which shall be payable as a lump sum payment within 60 days following the date of termination.
ii.
Subject to your timely election of health care continuation coverage under COBRA, the Company will pay the monthly premium payable to continue your and your eligible dependents’ participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which cover you (and your eligible dependents) for a period of 12 months; provide that you are eligible and remain eligible for COBRA coverage; and further provided that in the event you obtain other employment that offers group health benefits, such continuation of coverage by the Company will immediately cease. If the reimbursement of any COBRA premiums would violate the nondiscrimination rules or cause the reimbursement to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), this arrangement will be modified to effect a lump sum payment to you of the payment amount described above reduced by applicable withholding taxes.
iii.
A prorated target annual bonus for the year in which your termination of employment occurs. The prorated bonus will be determined by multiplying your full year target annual bonus by a fraction, the numerator of which is the number of days during which you were employed by the Company in the fiscal year in which the termination date occurs and the denominator of which is 365. The prorated annual bonus will be payable as a lump sum payment at the time described in Section 4(d)(i) above.
iv.
Accelerated vesting of your outstanding Company stock options so that you will be vested in the same number of options as if you had continued to be employed by the Company for an additional 12 months following your termination date.

The Company’s payment of the Severance Benefits to you shall be conditioned upon your execution of an effective Release. Except for providing you with the Severance Benefits, you are not eligible for any severance pay or other benefits from the Company, other than salary and PTO amounts that you have earned but that have not yet been paid to you, vested benefits under the Company’s benefit plans (other than any severance plan), and your vested rights under the Company’s equity plans.

e.
Termination for Good Reason. You may terminate your employment for Good Reason (as defined below) by providing written notice to the Board within 60 days after the occurrence of the event constituting Good Reason. The written notice shall contain a detailed description of the event giving rise to your termination for Good Reason. Following the receipt of your notice, the Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in your notice of termination. If the Company does not correct the act or failure to act, you must terminate your employment for Good Reason within 60 days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Upon your termination of employment for Good Reason during this 60-day period, you will receive the same Severance Benefits as provided in the event of termination by the Company without Cause as described above; provided that the Company’s payment of the Severance Benefits shall be subject to your execution of an effective Release. Except for providing you with the Severance Benefits, you are not eligible for any severance pay or other benefits from the Company, other than salary and PTO amounts that you have earned but that have not yet been paid to you as of the termination date, vested benefits under the Company’s benefit plans (other than any severance plan), and your vested rights under the Company’s equity plans.
f.
Change in Control. Notwithstanding the foregoing, if the Company terminates your employment without Cause or you terminate employment for Good Reason, in either case upon or within two years after a Change in Control, or if the Company terminates your employment without Cause, within three months prior to a Change in Control at the request of the other party to the Change in Control transaction, then your outstanding stock options will become fully vested and exercisable as of the date of your termination of employment, subject to your execution of an effective Release.
5.
Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
a.
The term “Cause” means a finding by the Company that you have (i) been convicted of, or have pled nolo contendere to, a felony or a crime involving moral turpitude, (ii) committed an act of gross negligence or fraud with respect to the Company’s business, (iii) failed, refused or neglected to substantially perform your duties or to implement the lawful directives of the Board that continued for 30 days after you were provided specific written notice thereof, (iv) materially failed to follow the Company’s employment or other applicable policies, or (v) willfully engaged in conduct that is materially injurious to the Company, monetarily or otherwise; provided that you will have 30 days after notice from the Board to cure a failure or a breach set forth above, if curable.
b.
The term “Change in Control” shall have the meaning ascribed to it in the Equity Compensation Plan.
c.
The term “Disability” shall mean that you become unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.
d.
The term “Good Reason” shall mean the occurrence of one or more of the following without your written consent: (i) material diminution by the Board of your authority, duties or responsibilities, (ii) material diminution in your base salary, (iii) involuntary relocation to a new place of business greater than 50 miles from the Company’s then current headquarters office, or (iv) any action or inaction that constitutes a material breach by the Company of this Agreement.

6.
Assignments of Inventions/Proprietary Information.
a.
Proprietary Information. As a condition of your employment, you acknowledge and agree to enter into a Proprietary Information and Inventions Agreement with the Company, attached hereto as Exhibit A, effective as of the date hereof, which shall supersede and replace the prior Proprietary Information and Inventions Agreement that you entered into on June 9, 2023.
b.
Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict you from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this subsection, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
7.
Return of Company Property. Upon termination of your employment with the Company for any reason, and at any earlier time requested by the Company, you will deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an affiliate that is in your possession or under your control or to which you may have access. You will not reproduce or appropriate for your own use, or for the use of others, any property, proprietary information or work product of the Company or its affiliates.
8.
Section 409A. This Agreement is intended to comply with the requirements of applicable law. In particular, this Agreement is intended to comply with the requirements of Section 409A of the Code, or an exemption thereto, and payments may only be made to you upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. Separation pay provided under this Agreement is intended to be exempt from Section 409A of the Code under the “separation pay” and/or “short-term deferral” exceptions to the maximum permissible extent. If you are considered a “specified employee,” if and to the extent necessary to comply with Section 409A of the Code, any payments due to you shall be delayed for a period of six months after your separation from service. Any payment due to you shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of a payment. If the period for executing a release spans two calendar years and the amounts payable to you are subject to Section 409A of the Code, payment of any amounts to you in connection with the execution of the release shall be made in the second calendar year. All reimbursements and in-kind benefits provided to you shall be made or provided in accordance with the requirements of Section 409A of the Code.

9.
Section 280G. In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide you with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide you with a greater net after-tax benefit. The determinations under this provision shall be made as follows:
a.
The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4). The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
b.
All determinations to be made under this provision shall be made by an independent certified public accounting firm selected by the Company and to which you have agreed immediately prior to the change in ownership or control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to you and the Company within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon you and the Company. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this provision shall be borne solely by the Company.
10.
Tax Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on the advice of counsel if any questions as to the amount or requirement of withholding shall arise.
11.
Company Policies. As an employee of the Company, you are required to comply with all the Company policies and procedures; in particular, you are required to familiarize yourself with, observe and comply with the rules and policies of the Company as adopted in writing by from time to time, in each case, as amended from time to time, and as delivered or made available to you (each, a “Policy”), including but not limited to prohibiting unlawful harassment and discrimination, confidentiality, assignment of invention rights, and the policy concerning drugs and alcohol. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.
12.
Entire Agreement. This Agreement (together with Exhibit A attached hereto) sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning your employment by the Company, including the Prior Agreement. This Agreement may be changed only by a written document signed by you and the Company.

13.
Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of California without regard to rules governing conflicts of law.

[Signature Page Follows]

Exhibit 10.1

Execution Version

By signing below and accepting this Agreement, you will acknowledge and agree that the length of employment, promotions, positive employment reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with the Company and will not create any implied contract requiring cause for termination of employment.

If you agree to the terms of this Agreement, please countersign below where indicated.

Sincerely,
Lite Strategy, Inc.

By: _____________________________
Title:

Agreement accepted:

_____________________________ Date:

Justin File

Exhibit A

LITE STRATEGY, INC.
EMPLOYEE PROPRIETARY INFORMATION
AND INTELLECTUAL PROPERTY AGREEMENT

In consideration of my employment or continued employment by Lite Strategy, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.
NONDISCLOSURE.
(a)
Recognition of Company’s Rights; Nondisclosure. At all times during my employment or service and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s and/or its Affiliates’ Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. To the maximum extent permitted by applicable law, all Proprietary Information is the sole property of the Company. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.
(b)
Proprietary Information. The term “Proprietary Information” means any and all confidential and/or proprietary knowledge, data or information of the Company and/or its Affiliates. By way of illustration but not limitation, “Proprietary Information” includes (a) Inventions (as defined in Section 2.1); and (b) confidential information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) confidential information regarding the skills and compensation of other employees of the Company and/or its Affiliates.

Proprietary Information does not include information that: (i) was already in my possession or known to me prior to the commencement of my employment or service with the Company; (ii) is or has become part of the public domain or otherwise generally available to the public through means other than an improper disclosure by me; (iii) is provided to me on a non-confidential basis at any time by sources with the legal right to disclose and authorize the use of such information; (iv) has been independently developed by me without use of Company information; and/or (v) constitutes my general knowledge, skill, and experience. Notwithstanding the foregoing, any information that is required to be maintained as confidential or private pursuant to any federal, state, local, administrative, or other law, statute, rule, or regulation shall be included within the definition of Confidential Information.

(c)
Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
(d)
No Improper Use of Information of Prior Employers and Others. During my employment or service by the Company, I will not improperly use or disclose any confidential or proprietary information or trade secrets of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I further agree that I have complied with, and will continue to comply with any lawful restrictive covenants with any former employer or other person to which I am a party or otherwise bound, and that such compliance will not interfere or conflict with my duties to or the best interests of the Company.
2.
INTELLECTUAL PROPERTY.
(a)
Proprietary Rights. The term “Company Inventions” means the Inventions (defined below) and Proprietary Information created, conceived, reduced to practice, prepared, contributed, developed or learned by me during my employment or service with the Company, in each case in whole or in part, alone or with others, in the past, now or later, (a) within the scope of, in the course of, or resulting from employment or service with the Company (including any period of employment or service with the Company prior to the date hereof), (b) in the performance of work for or at the request of the Company, or resulting therefrom, (c) relating to the Company’s actual or anticipated business, operations, research, products, services, activities, investigations or development while engaged or employed by the Company, or (d) using or resulting from any use of the Company’s equipment, supplies, facilities, property, time, data or information, as well as the Proprietary Rights (defined below) in any of the foregoing, in each case, as may have existed in the past or may exist now or later throughout the universe, in any and all media, whether known now or later, and by any and all means of transmission, distribution and communication, whether known now or later, except as provided in Section 2.4.

The term “Inventions” means all inventions, trade secrets, ideas, processes, information, materials, formulas, results, assays, compositions, flow charts, reports, laboratory notebooks, algorithms, software (including all firmware, source code, object code, and executable code), data, databases, programs, works of authorship, works, know-how, improvements, discoveries, developments, designs, techniques, audio, visual, audiovisual, multimedia and graphical works, publications, derivative works, modifications, content, social media and online accounts, domains, usernames, passcodes, proposals, prototypes, products, services, components, systems, specifications, requirements, manuals, parameters, and any and all tangible embodiments and any portions of any of the foregoing (whether or not technical, patentable, copyrightable or published), including the foregoing in any and all forms and media known now or later.

The term “Proprietary Rights” means all copyrights, design rights, economic rights, mask works, database rights, know-how, trade secrets, trademarks, service marks, domain names, trade names, brand names, source, business or product identifiers, patents, utility models, the right of priority, the right of publication, publicity rights, privacy rights, shop rights, and all other intellectual property or proprietary rights (whether or not registered), including all applications, registrations, certificates, grants, renewals and goodwill, all rights to claim priority, file applications (including continuations, divisionals, continuations-in-part and foreign counterparts), and obtain grants, renewals and extensions, all rights to assert, defend and recover title, all rights to sue and recover for any past, present and future infringement, misappropriation, violation, injunctive relief, damages, lost profits, royalties, payments and proceeds, all rights to internally and externally reproduce, prepare derivative works based upon, display, perform, distribute, use, make, sell, offer to sell, import, license, and exploit works, derivative works, copies, products, methods and services, all rights to the results and proceeds, and all other related rights.

(b)
Prior Materials. During my employment or service with the Company, if I cause any Prior Materials (defined below) to be utilized or incorporated in connection with or into any Company Inventions or any business, operation, research, products or services of the Company or any of its Affiliates, I shall notify the Company of such utilization or incorporation, in writing, in advance of such utilization or incorporation and obtain the Company’s prior written consent. For such Prior Materials (whether or not I comply with the foregoing notification and consent requirements) and for any Company Inventions not solely and exclusively owned by the Company, to the maximum extent permitted by applicable law, I grant the Company and its Affiliates a nonexclusive, fully-paid up, royalty-free, perpetual, irrevocable, sublicensable (for multiple tiers), transferable license throughout the universe under and to such Prior Materials and the Company Inventions to internally and externally reproduce, prepare derivative works based upon, display, perform, distribute, use, make, sell, offer to sell, import, and exploit all works, materials, products, methods and services. The term “Prior Materials” means any and all Inventions owned or controlled by me or in which I have an interest as well as all Proprietary Rights therein.
(c)
Company Ownership. I agree that to the maximum extent permitted by applicable law, the Company solely and exclusively owns, and has all of my rights, title and interest in and to, the Company Inventions. Works prepared by me within the scope of my employment with the Company are works made for hire pursuant to United States copyright law. Copyrights in all such works automatically vest in the Company, and the Company owns all of the rights comprised in the copyrights in all such works (including renewals and extensions). To the extent any of my rights, title and interest in and to the Company Inventions is not, or may not be, vested in the Company by operation of law under United States copyright law and to the maximum extent permitted by applicable law (including Section 2.4 below), I hereby irrevocably assign and grant to the Company, its successors and assigns, all such rights, title and interest in and to the Company Inventions, free and clear of all liens and encumbrances, and without further consideration. To the extent I have any rights of attribution, integrity, paternity, disclosure or withdrawal or any other rights that may be known as moral rights or the like in relation to any Company Inventions or any business, operation, research, products or services of the Company or any of its Affiliates (collectively, the “Moral Rights”), I hereby irrevocably waive, to the extent permitted by applicable law, such Moral Rights (and any claims for such rights) as may have existed in the past, exist now or come into existence in the future.
(d)
Exclusion. The Company Inventions do not include (a) any Inventions developed by me entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those Inventions (i) relating to the Company’s business, or actual or demonstrably anticipated research or development of the Company, or (ii) resulting from any work performed by me for the Company, or (b) any Inventions as excluded by Exhibit A. Notwithstanding anything herein, any provisions of this Agreement requiring an assignment, a license, or an offer of assignment or license in connection with an Invention do not apply to such Invention to the extent applicable to me and to the extent excluded from assignment or license by the applicable law (whether or not listed in Exhibit A). I have read and acknowledge the state-specific exclusions set forth in Exhibit A.
(e)
Obligation to Keep Company Informed. To the maximum extent permitted by applicable law, I will promptly disclose to the Company fully and in writing all Inventions conceived, reduced to practice, or developed by me (either alone or jointly with others) during my employment or service with the Company, and to the extent required by applicable law, such Inventions shall be received in confidence for the purpose of determining the rights of me or the Company or such other related issues as may arise. At the time of each such disclosure and to the extent permitted by applicable law, I will advise the Company in writing of any Invention that I believe is non-assignable to the Company under applicable law. I will preserve the confidentiality of any Invention made based on any Proprietary Information or owned by the Company.
(f)
Enforcement of Proprietary Rights. To the maximum extent permitted by applicable law, during and after the employment or service with the Company, I will promptly execute and deliver to the Company or its designees such written instruments and do such other acts, at the Company’s expense, to preserve the property rights, to file, obtain, maintain and enforce Proprietary Rights, to establish and perfect the rights and ownership of the

Company, its successors and assigns, and to comply with the law, in connection with any Company Inventions in any and all countries, including (a) executing assignments, declarations, powers of attorney and other documents related to any Company Inventions, (b) rendering assistance in making, filing, prosecuting, maintaining and registering applications related to any Company Inventions, and (c) rendering assistance in connection with defending and enforcing any Company Inventions (including appearances as a witness). To the maximum extent permitted by applicable law, I hereby designate and appoint the Company, its successors and assigns and their designees, as my agent and attorney-in-fact, which appointment is coupled with an interest, with full power of substitution and revocation, to act for and on behalf of me, to execute, verify and file any such document and to do all other lawfully permitted acts to further the purposes of Section 2, with the same force and effect as if executed or acted by me.
(g)
Publicity; Waiver. To the maximum extent permitted by law, the Company and its designees may create photographs and recordings of me in connection with any Company Inventions or any business, operation, research, products or services of the Company or any of its Affiliates during my employment or service, and may reproduce, use, modify, display, publish and distribute my names, voice, signatures, portraits, photographs, likeness, personalities, images, recordings, videos, and the like captured, produced or provided in the course of employment or service or engagement with the Company as well as their derivative works and copies (the “Likenesses”), publicly and perpetually, in connection with any Company Inventions or any business, operation, research, products or services of the Company or any of its Affiliates. I waive the right to inspect or approve any materials incorporating any Likeness. To the maximum extent permitted by applicable law, I waive and agree not to assert any and all rights and claims I may have, before or after the date hereof, with respect to any Company Inventions, any Prior Materials, or any Likenesses.
(h)
Use of Company Inventions. During and after the employment or service with the Company, the Company may, at its sole discretion without any restriction, assign, license or transfer any Company Inventions to any third party (including any governmental bodies). Neither the Company nor any other entity will be required to pay me any royalties or payments for commercializing, marketing, licensing, assigning, transferring, or performing any other activities in connection with any of the Company Inventions, the Moral Rights, the Prior Materials, and the Likenesses.
3.
RECORDS. I agree to keep accurate, complete and timely records relating to all Proprietary Information and Inventions developed by me during the employment or service with the Company and associated activities. Subject to applicable law, I agree to promptly and fully disclose and describe all Company Inventions in writing to the Company in a form and in such detail as requested by the Company.
4.
DUTY OF LOYALTY. I agree that during the period of my employment or service with the Company, I will devote my full business time and efforts to the performance of my duties to the Company, act in the Company’s best interest, and not, without the Company’s express written consent, engage in any employment or service or business activity which is or may be competitive with the Company, or may otherwise conflict with my employment or service with the Company.
5.
NO DEFAMATION. I agree that I will not make any statements, communications, publications or posts, written or oral (including without limitation, in any social media) that disparage or defame the Company or the Affiliates or their business operations, services, products, officers, directors or employees.
6.
RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, however caused, or upon request by the Company at any time, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Proprietary Information, Company Inventions, Third Party Information or other materials, equipment, access codes, keys, technology devices, or any other property of the Company, wherever stored or maintained, including on any of my personal devices (e.g., laptops, cell phones, computers, etc.) which are not being returned to the Company. If any such information resides on any of my personal devices, I agree to inform the Company of this and cooperate with the Company to return and/or permanently delete all such information. I have no right or expectation of any privacy in any of the Company’s systems, emails, communication platforms, Internet access, and other Company-provided technology resources, as well as any Company issued equipment, property, disks, storage media, documents, desks, filing cabinets, offices, or other work areas, and that all such property is subject to inspection by Company personnel at any time, with or without notice and with or without my presence.

7.
PERMITTED CONDUCT. I understand that nothing in this Agreement shall (a) prevent me from exercising my rights, if any, under Section 7 of the National Labor Relations Act, including assisting co-workers or former co-workers with workplace issues concerning the Company or from communicating with others, about my employment or service with the Company; (b) waive a party’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or sexual harassment when the party has been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (c) prevent me from discussing or disclosing information about unlawful acts or conduct in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful; (d) prevent me from making a report or disclosure of information that is protected under the whistleblower provisions of state or federal law or regulation to any self-regulatory organization, governmental agency, or legislative body; or (e) prohibit me from initiating communications directly with, responding to any inquiries from, providing testimony before, or from filing a claim with or assisting with an investigation of a self-regulatory authority or a government agency such as the U.S. Equal Employment Opportunity Commission, the Department of Labor, and/or the Securities and Exchange Commission.
8.
LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
9.
NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.
10.
NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I agree to notify my new employer of my continuing obligations to the Company hereunder, and further, I hereby consent to the notification of my new employer by the Company of my rights and obligations under this Agreement.
11.
GENERAL PROVISIONS.
(a)
Construction. Each of the terms “include,” “includes,” and “including” is deemed to be followed by “without limitation”. The headings are for convenience only and do not affect the interpretation of any provisions herein.
(b)
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the state in which I primarily work for the Company.
(c)
Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
(d)
Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
(e)
Survival. The provisions of this Agreement shall survive the termination of my employment or service, however caused, and the assignment of this Agreement by the Company to any successor in interest or other assignee.
(f)
Employment or Service. I agree and understand that nothing in this Agreement shall confer any right with respect to employment or service or continuation of employment or service with the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment or service at any time, with or without cause and with or without notice consistent with the employment or service at-will relationship.
(g)
Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
(h)
Entire Agreement. The provisions of Sections 1, 2 and 3 of this Agreement shall apply to any time during which I was previously employed or engaged, or am in the future employed or engaged by the Company if no other agreement governs nondisclosure and assignment of inventions during any such period, provided that if I was or am in the future engaged during such periods as an independent contractor, then (a) the provisions regarding works made for hire and vesting in the Company by operation of law under United States copyright law as set forth in the second and third sentences of Section 2.3 and the provisions of Section 2.4 are not applicable to me during such periods of me being an independent contractor, and (b) the term “employment” or “service” or the like for such periods of me being an independent contractor is deemed to mean “engagement” or the like. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated: _____________

(Signature)

(Printed Name)

ACCEPTED AND AGREED TO:

Lite Strategy, Inc.

By:

Exhibit 10.1

Execution Version

Exhibit A

Exclusion

CALIFORNIA: California Labor Code Sections 2870 to 2872 provide in part: “Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.” The foregoing does not forbid or restrict the right of an employer to provide for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.